Barfresh Provides Annual 2017 Update on Recent Business Progress

Initial National Account Rollout of 1,000 Locations Begins Q2, 2018

Over 100 School Contracts Signed Entering 2018

Recent Approval to Sell into all Branches of the U.S. Armed Forces Starting Q2, 2018

First Quarter 2018 Sales Forecast to Double First Quarter 2017, to Over $700,000

BEVERLY HILLS, Calif., April 2, 2018 (GLOBE NEWSWIRE) -- Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-K for the fiscal year ended December 31, 2017.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated “2017 was a transformational year for Barfresh. We positioned ourselves for success by earning new customer wins, signing an exclusive long-term engagement with the leading industry distributor, ample contract manufacturing capacity and leading logistics capabilities. Our penetration of the United States K-12 school channel has been a great initial success and one that we expect to rapidly grow this year, and beyond. We recently announced entering the U.S. Military channel with our approval to sell smoothies into all branches of the U.S. Armed Forces, with six initial bases immediately activated. Our steadfast focus on national accounts is yielding tremendous results, including the signing of our first national rollout beginning this month with Barfresh smoothies being served in over 1,000 locations across the United States.”

Mr. Delle Coste continued, “2018 is off to a great start as our first quarter sales are expected to exceed $700,000, which is double last year’s first quarter performance. We are forecasting even greater increases for the balance of the year, as we begin realizing revenues from our announced national account rollout military installations, further expansion of our education channel initiative and more national account roll outs. We recently raised capital that will allow us to take advantage of the opportunities ahead of us in 2018 and look forward to further demonstrating account conversions as the year unfolds.”

2017 & 2018 Year-to-date Business Highlights

●	NATIONAL ACCOUNT ROLLOUT – In March 2018, the Company announced its first national account rollout, representing over 1,000 initial locations throughout the United States, with more anticipated to be added throughout 2018. Deliveries are beginning this month, April 2018, to the entire network. Based upon initial test results and customer planning for the rollout, Barfresh is forecasting annualized revenues of over $4 million. In addition, as a result of meeting key success criteria, such as in-store sales, operator feedback and ease of use, the Company is seeing continued developments with top National account customers currently in testing.

●	EDUCATION CHANNEL – In July 2017, the Company announced the introduction of a new range of smoothies in response to customer demand that fulfills the requirements set forth by the USDA within its national school meal programs, which provide the mechanism by which schools can be reimbursed for daily meals. In August, Barfresh executed its initial placements with 30 schools within the Pasco County School District in Florida. In February 2018, this program was expanded to an additional 37 schools across four states, in addition to another 10 schools in Canada for a total of 77 locations. The school bidding process is underway and Barfresh is very well positioned to further expand this program in the coming months, and now has in place contracts with over 100 school serving locations.

●	MILITARY CHANNEL – After a year of navigating the stringent military approval process, in March 2018, Barfresh received approval from the United States Defense Logistics Agency (DLA) to sell its smoothie products into all branches of the U.S. Armed Forces. Barfresh will begin selling its smoothies into six initial bases that have been immediately activated, with many more bases expected to be added throughout the U.S. The Company’s Easy Pour Bulk product will be available to military food service programs supporting installation dining facilities.

●	DISTRIBUTION – Barfresh renewed its exclusive contract with North America’s largest foodservice distributor in October 2017. This renewal extends its contract for an additional two years and includes authorization for Barfresh’s Easy Pour Bulk product on a non-exclusive basis throughout their entire network of 72 distribution centers in the United States.

●	CANADA – In September, Barfresh executed a contract to supply its Easy Pour Bulk product to 22 dining locations served by a significant third-party foodservice operator in eastern Canada. This follows the Company’s expansion of its distribution network into Canada in May of 2017. The Company is also pursuing larger, national opportunities in Canada for both its single serve and Easy Pour Bulk products.

●	FINANCING – In February 2018, Barfresh entered into definitive agreements with several of its large shareholders and management, led by Unibel, Barfresh’s strategic investor, for a private placement of convertible notes for gross proceeds in excess of $4.1 million. The funds become available to the Company upon its achievement of certain milestones establishing significant sales to national accounts, the first of which was satisfied by its March announcement of a rollout to 1,000 locations, whereby 60% of the funds were released. The second milestone releases the balance of the funds upon entering into an agreement with a national account for the sale of its products into approximately 2,500 additional locations.

Financial Results

Net revenue for the fourth quarter of 2017 was $376,000, an increase of 161% as compared to $144,000 in the fourth quarter of 2016. Operating loss for the fourth quarter of 2017 was $2.3 million, as compared with $2.6 million in the fourth quarter of 2016, an improvement of $300,000, which was primarily the result of realigning our sales force to a more efficient structure, which was implemented during the fourth quarters of 2016 and 2017.

Net revenue for full year 2017 was $1,997,012, compared with $1,457,499 in 2016, an increase of 37%. Gross profit for full year 2017 was $911,437, or 46%, as compared with $684,672, or 47%, in 2016. Operating loss for full year 2017 was ($8,911,540), as compared with ($9,939,875) in 2016, an improvement of over $1 million, which was primarily driven by lower G&A expense resulting from the realignment of our sales force, during the fourth quarters of 2016 and 2017.

As of December 31, 2017, the Company had $1.3 million of cash on its balance sheet and no debt. As previously announced on February 14, 2018 and subsequent to year end, the Company announced the private placement of convertible notes with gross proceeds of $4.1 million which become available upon achieving certain milestones establishing significant sales to national accounts. The Company achieved its first milestone in conjunction with the March agreement with a national account to rollout product to 1,000 locations in April. This released 60% of the funds, or $2.5 million. The balance will be released upon satisfying the second milestone which dictates a rollout to an additional 2,500 locations.

Conference Call

The conference call to discuss these results is scheduled for today, Monday, April 2, 2018, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, CFO.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, April 16, 2018. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13677584.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com